Cooper Industries Reports Record First Quarter Earnings
of $1.14 Per Share, Up 24 Percent

Company Increases Outlook for the Year

HOUSTON, April 20, 2006 – Cooper Industries, Ltd. (NYSE: CBE) today reported first quarter 2006 earnings per share of $1.14 (diluted), an increase of 24 percent compared with $.92 earnings per share for the first quarter of 2005. First quarter 2006 revenues increased 8 percent to $1.24 billion, compared with $1.14 billion for the same period last year. For the first quarter of 2006, net income rose 23 percent to $107.7 million, compared with $87.8 million for the prior year’s first quarter.

“Our business continues to deliver excellent results, driven by a strengthening global economy and solid demand in the core industrial, utility and commercial construction markets,” said Cooper Industries Chairman, President and Chief Executive Officer Kirk S. Hachigian. “We continue to execute well on the initiatives focused on marketing programs, new products, global expansion and productivity, which contribute to organic growth, increased margins and strong cash flow.”

Segment Results
Electrical Products segment revenues for the first quarter of 2006 increased approximately 10 percent to $1.06 billion, compared with $968.3 million in the first quarter of 2005. Segment operating earnings were $160.1 million, an increase of approximately 18 percent from $135.4 million in the prior year’s first quarter. Segment operating margin improved 110 basis points to 15.1 percent for the first quarter of 2006.

The significant, year-over-year increase in revenues for the Electrical Products segment reflects strong organic growth. The favorable impact from recent acquisitions offset the impact of unfavorable currency translation. The improvement in revenues was driven by continued robust demand from industrial and utility markets, while activity in construction markets has remained steady. Sales through the retail channel improved as major retailers began restocking shelves following fourth quarter inventory adjustments.

During the first quarter, the Company completed the acquisitions of Wheelock, Inc. and G&H Technologies, with combined annualized revenue of approximately $75 million. Wheelock provides a strategic extension to the Company’s European portfolio with products designed for the U.S. market, including electronic strobe horns, mini-horns, speakers and emergency evacuation systems. G&H Technologies provides Cooper with advanced, highly technical specification-grade technologies for hazardous environments, including the military and heavy-duty industrial sectors.

Tools segment revenues for the first quarter of 2006 increased approximately 2 percent to $180.3 million, compared with 2005 first quarter revenues of $176.5 million. Currency translation reduced revenues approximately 1 percent in the quarter. Segment operating earnings were $17.3 million, an increase of approximately 18 percent, compared with $14.7 million for the first quarter of 2005. Segment operating margin for the first quarter of 2006 improved 130 basis points to 9.6 percent, compared with 8.3 percent for the same period last year.

The improvement in Tools segment revenues was driven by solid demand for hand tools, partially offset by lower shipments of assembly equipment.

Outlook
“Global economic conditions and the performance of our businesses in the first quarter cause us to be increasingly optimistic about our full-year 2006 performance,” said Hachigian. “Demand in the industrial markets is providing significant opportunities, and the utilities sector and global energy infrastructure continue to exhibit momentum. Our initiatives have enabled us to deliver record earnings, despite continued cost pressures from commodities and energy.

“In this light, we now expect 2006 revenues to increase in the range of 7 to 9 percent, with earnings per share between $4.75 and $4.90, an increase of $ .15 per share from the Company’s previous outlook. This represents a 15 to 19 percent increase, compared with full-year results for 2005. Second quarter 2006 revenue increases are expected to be in the range of 7 to 9 percent, with earnings per share of $1.17 to $1.23.”

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2005 revenues of $4.7 billion, approximately 30 percent of which are international sales. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 29,000 people and operates nine divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Hand Tools, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Power Tools and Cooper Wiring Devices. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2006 and 2005 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

Conference Call
Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2006 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 706-7741, using pass code 71315960, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 614-3471 and use pass code 71315960.

A replay briefing will be available by telephone until 11:00 p.m. EDT on April 27, 2006, and over the Internet through May 3, 2006. The telephone number to access the replay is (888) 286-8010, and the pass code is 52081308. International callers should dial (617) 801-6888 and use the same pass code.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2006	2005
	(in millions where applicable)

Revenues	$1,240.9	$1,144.8

Cost of sales	846.8	787.6
Selling and administrative expenses	237.5	227.5

Operating earnings	156.6	129.7

Interest expense, net	12.1	17.8

Income before income taxes	144.5	111.9
Income taxes	36.8	24.1

Net income	$107.7	$87.8

Net income per Common Share:
Basic	$1.17	$.94

Diluted	$1.14	$.92

Shares Utilized in Computation of Income Per Common Share:
Basic	92.2 million	93.0 million
Diluted	94.4 million	95.6 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2006	2005

Revenues	100.0%	100.0%
Cost of sales	68.2%	68.8%
Selling and administrative expenses	19.1%	19.9%
Operating earnings	12.6%	11.3%
Income before income taxes	11.6%	9.8%
Net income	8.7%	7.7%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2006	2005
	(in millions)

Revenues:
Electrical Products	$1,060.6	$968.3
Tools	180.3	176.5

Total	$1,240.9	$1,144.8

Segment Operating Earnings:
Electrical Products	$160.1	$135.4
Tools	17.3	14.7

Total Segment Operating Earnings	177.4	150.1

General Corporate Expense	20.8	20.4
Interest expense, net	12.1	17.8

Income before income taxes	$144.5	$111.9

	Quarter Ended March 31,
	2006	2005

Return on Sales:
Electrical Products	15.1%	14.0%
Tools	9.6%	8.3%
Total Segments	14.3%	13.1%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2006	2005
	(in millions)

ASSETS
Cash and cash equivalents	$343.6	$452.8
Receivables	930.6	842.4
Inventories	609.9	538.7
Deferred income taxes and other assets	287.0	297.2

Total current assets	2,171.1	2,131.1

Property, plant and equipment, less accumulated depreciation	671.7	673.7
Goodwill	2,154.2	2,084.0
Deferred income taxes and other noncurrent assets	289.0	326.3

Total assets	$5,286.0	$5,215.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$6.1	$7.6
Accounts payable	478.0	427.8
Accrued liabilities	453.2	518.0
Current discontinued operations liability	198.0	196.3
Current maturities of long-term debt	11.4	11.4

Total current liabilities	1,146.7	1,161.1

Long-term debt	1,002.1	1,002.9
Postretirement benefits other than pensions	159.9	163.0
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	356.4	352.9

Total liabilities	2,995.1	3,009.9

Common stock	0.9	0.9
Capital in excess of par value	387.8	383.2
Retained earnings	2,070.5	1,997.4
Accumulated other nonowner changes in equity	(168.3)	(176.3)

Total shareholders’ equity	2,290.9	2,205.2

Total liabilities and shareholders’ equity	$5,286.0	$5,215.1

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	December 31,
	2006	2005
	(in millions where applicable)

Short-term debt	$6.1	$7.6
Current maturities of long-term debt	11.4	11.4
Long-term debt	1,002.1	1,002.9

Total debt	1,019.6	1,021.9
Total shareholders’ equity	2,290.9	2,205.2

Total capitalization	$3,310.5	$3,227.1

Total debt-to-total-capitalization ratio	30.8%	31.7%

Total debt	$1,019.6	$1,021.9
Less: Cash and cash equivalents	343.6	452.8

Net debt	$676.0	$569.1

Total capitalization	$3,310.5	$3,227.1
Less: Cash and cash equivalents	343.6	452.8

Total capitalization net of cash	$2,966.9	$2,774.3

Net debt-to-total-capitalization ratio	22.8%	20.5%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Quarter Ended March 31,
	2006	2005
	(in millions)

Cash flows from operating activities:
Net income	$107.7	$87.8

Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	27.0	29.3
Deferred income taxes	8.5	9.6
Excess tax benefits from stock options and awards	(13.9)	--
Restructuring charge payments	—	(0.2)
Changes in assets and liabilities:(1)
Receivables	(77.2)	(29.1)
Inventories	(58.2)	(55.9)
Accounts payable and accrued liabilities	(20.8)	(40.1)
Other assets and liabilities, net	52.5	18.8

Net cash provided by operating activities	25.6	20.2

Cash flows from investing activities:
Capital expenditures	(16.7)	(19.9)
Cash paid for acquired businesses	(83.2)	(2.4)
Proceeds from sales of property, plant and equipment and other	0.2	0.5

Net cash used in investing activities	(99.7)	(21.8)

Cash flows from financing activities:
Repayments of debt	(2.0)	(90.1)
Dividends	(34.6)	(34.6)
Subsidiary purchase of parent shares	(69.3)	(28.0)
Excess tax benefits from stock options and awards	13.9	--
Activity under employee stock plans and other	53.2	25.4

Net cash used in financing activities	(38.8)	(127.3)

Effect of exchange-rate changes on cash and cash equivalents	3.7	0.9

Decrease in cash and cash equivalents	(109.2)	(128.0)
Cash and cash equivalents, beginning of period	452.8	652.8

Cash and cash equivalents, end of period	$343.6	$524.8

(1) Net of the effects of translation and acquisitions.

Free Cash Flow Reconciliation

	Quarter Ended March 31,
	2006	2005
	(in millions)
Net cash provided by operating activities	$25.6	$20.2
Less capital expenditures	(16.7)	(19.9)
Add proceeds from sales of property, plant
and equipment and other	0.2	0.5

Free cash flow	$9.1	$0.8

end of filing